EXHIBIT D-5


                     UNITED STATES OF AMERICA
                           BEFORE THE
              FEDERAL ENERGY REGULATORY COMMISSION

The Potomac Edison Company,                )
Allegheny Energy Supply Company, L.L.C.,   )  Docket No. EC00-____________
PE Transferring Agent, L.L.C., and         )
[To be named], L.L.C.                      )

                       JOINT APPLICATION
          UNDER SECTIONS 203 OF THE FEDERAL POWER ACT
        FOR THE DISPOSITION OF JURISDICTIONAL FACILITIES

          Pursuant  to  Section  203 of  the  Federal  Power  Act

("FPA"),  16 U.S.C.  824b (1994), and Part 33 of the Commission's

regulations  thereunder, 18 C.F.R. Part 33  (1999),  The  Potomac

Edison  Company  ("Potomac"), Allegheny  Energy  Supply  Company,

L.L.C.    ("AE   Supply"),   PE   Transferring   Agent,   L.L.C.,

("Transferring  Agent") and [To be named],  L.L.C.  ("PE  Genco")

(together,  the  "Applicants") respectfully  request  expeditious

Commission   approval   of  the  intra-corporate   transfers   of

jurisdictional  assets  summarized here  and  described  in  more detail below.

          In  summary, Potomac proposes to transfer the following

jurisdictional  assets  to  AE  Supply  in  a  three-step  intra-

corporate realignment:  (1) the shares of jurisdictional  step-up transformers  allocable to Potomac's Maryland, West Virginia  and

Virginia    service    areas   (excluding   Potomac's    Virginia

hydroelectric   assets);  (2)  securities  evidencing   Potomac's

ownership  share  of  Allegheny Generating Company  ("AGC"),  (3)

certain wholesale power purchase and supply agreements, including those  jurisdictional agreements Potomac may enter  into  between the  date  of  this  Application and the  date  of  the  proposed corporate reorganization, and (4) Potomac's pollution control and solid  waste  bonds  associated with the  transferred  generating assets.  Potomac proposes to transfer these assets temporarily to

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PE  Transferring  Agent, and then to PE Genco, before  the  final disposition  to  AE Supply.  In further support,  the  Applicants show as follows:

                        I.  Introduction

          The proposed transactions implement:  (1) the terms  of

a  settlement  agreement between Potomac and the Maryland  Public

Service  Commission ("MD PSC") which provides for retail customer choice of generation suppliers in Potomac's Maryland service area beginning  July  1,  2000,  and (2) West  Virginia  restructuring legislation  which authorizes Potomac to implement  a  settlement agreement  adopted by the West Virginia Public Service Commission

("WV PSC") providing for retail choice in Potomac's West Virginia service  in  2001  (subject  to  the  passage  of  necessary  tax

legislation and final authorization by the legislature).   Copies

of   the  settlement  agreements  and  implementing  orders   and

legislation are attached to this Application at Appendix G.   The

Commission   has   already   authorized   a   similar   corporate

reorganization  involving Potomac's affiliate,  West  Penn  Power

Company ("West Penn").  Allegheny Energy Supply Company, 89  FERC

 62,063 (1999).

          As  discussed below, the Applicants submit the proposed

transactions  will  not  adversely affect competition,  rates  or regulation,  and  are,  therefore,  consistent  with  the  public interest.

                 II.  Description of the parties

           Potomac is a wholly-owned public utility subsidiary of

Allegheny  Energy,  Inc.  ("AE"),  a  registered  public  utility holding company.  In addition to Potomac, AE has two other wholly-

owned  franchised public utility subsidiaries, West  Penn,  which serves customers in portions of western and central Pennsylvania,

and   Monongahela  Power  Company  ("Mon  Power"),  which  serves customers in portions of West Virginia and Ohio.

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           AE  Supply  is  another  wholly-owned  public  utility

subsidiary  of  AE,  but  AE  Supply has  no  franchised  service

territory.    Rather,  AE  Supply  owns  and  operates   electric

generation facilities and markets power in competitive  wholesale and  retail markets.  The Commission has authorized AE Supply  to sell  power at wholesale at market-based rates.  Allegheny Energy

Supply Company, 88 FERC   61,303 (1999).

           PE  Transferring Agent is a soon-to-be-formed  wholly-

owned  limited  liability  company  subsidiary  of  Potomac.   PE

Transferring Agent will be formed in either Maryland or Delaware.

           PE Genco is a yet-to-be-named-and-formed affiliate  of

Potomac that will be a wholly-owned subsidiary of PE Transferring

Agent.  PE Genco will be a Maryland or Delaware limited liability company.

                  III.  Description of the proposed transaction

           Potomac  proposes  to transfer to AE  Supply  (1)  the

shares  of Potomac's generator step-up transformers allocable  to service in its Maryland, West Virginia and Virginia service areas listed  on Schedule 1 (excluding Potomac's Virginia hydroelectric assets), (2) 280 shares of equity securities in AGC, (3)  certain wholesale  power  purchase and supply contracts (including  those

Potomac  enters  into  prior to consummating the  intra-corporate reorganizations described herein), and (4) the pollution  control and solid waste bonds issued by Potomac and listed on Schedule  3 which are related to the transferred generation.

           To  facilitate this transaction, Potomac  proposes  to

form  a new, wholly-owned subsidiary (PE Transferring Agent)  and transfer  to  PE  Transferring Agent  the  jurisdictional  assets described  above.  PE Transferring Agent will then  form  a  new,

wholly-owned  subsidiary  (PE  Genco),  transfer   all   of   the

jurisdictional assets it receives from Potomac to PE  Genco,  and

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then PE Transferring Agent will dissolve.  Finally, PE Genco will merge  into AE Supply and cease to exist as a separate  corporate

entity,  with  AE  Supply being the surviving company.   The  end

result of the corporate realignment will be to transfer Potomac's jurisdictional assets identified above to AE Supply.

          As shown on Schedule 1, Potomac owns or has an interest

in  generating assets in three states allocated as  of  September

30,  1999 as follows:  56.339 percent to Maryland; 19.801 percent to  West  Virginia; 17.984 percent to Virginia; and 5.876 percent

to  FERC  jurisdictional wholesale customers.   These  allocation

percentages  ordinarily fluctuate slightly over time  because  of variations in load; however, Potomac has fixed the percentages at

September  30,  1999.   Potomac proposes  to  apply  these  fixed

percentage allocations to the depreciated net book value  of  the assets being transferred as of the transfer date.

          The jurisdictional step-up transformers covered by this

Application include 100 percent of Potomac's ownership shares  in

each   of  the  following  generating  assets:   (1)  25  percent

undivided  interest  in the Albright Power  Station,  located  in

Albright,  West Virginia; (2) 25 percent interest in Fort  Martin

Power Station No. 1; (3) 30 percent interest in Fort Martin Power

Station  No.  2;  (4)  32.76 percent undivided  interest  in  the

Harrison Power Station, located in Shinnston, West Virginia;  (5)

20  percent  undivided  interest in the  Hatfield's  Ferry  Power

Station,  located  in  Masontown, Pennsylvania;  (6)  30  percent undivided  interest  in the Pleasants Power Station,  located  in

Saint  Mary's, West Virginia; (7) 100 percent interest in the  R.

Paul  Smith  Station located in Williamsport, Maryland;  and  (8)

100%  interests in the Millville, Dam #4 and Dam #5 hydroelectric stations, located in West Virginia.<F1>

_______________
<F1> Potomac will file a separate application under Part 9 of the
     Commission's regulations, 18 C.F.R. Part 9 (1999), to transfer its licenses for these hydroelectric generating stations to AE Supply.

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           Potomac also owns 280 shares (28 percent) of the stock

of  AGC,  a  Virginia corporation which it jointly owns  with  AE

Supply  and Mon Power.  AGC owns a 40 percent undivided  interest in  the  Bath  County  pumped  storage  hydroelectric  generating facility  and related 500 kV transmission line  ("Bath  County").

Potomac  also  has  a 28 percent interest in  a  wholesale  power agreement  between Mon Power, Potomac, West Penn and  AGC,  dated

August   24,   1981  ("APS  Power  Agreement"),   governing   the

distribution  of the power produced by the Bath County  facility.

This  agreement  entitles Potomac to 235.2 MW  of  Bath  County's output.

           Finally, Potomac has the right to receive 2.0  percent

of the power participation benefits under the Inter-Company Power

Agreement,  dated  July  10, 1953 ("OVEC Agreement").   The  OVEC

Agreement  obligates Potomac to provide the Ohio Valley  Electric

Corporation ("OVEC") with supplemental power (as defined  in  the agreement),  and entitles Potomac to receive surplus power  (also as defined in the agreement).

          The proposed transactions are contingent upon approvals

by  this  Commission and the Securities and Exchange  Commission,

and   any  additional  authorizations  from  the  various   State

jurisdictions which may be necessary.  The Applicants  anticipate the  transfers will occur soon after the receipt of all necessary

regulatory approvals.   Potomac intends to transfer its  Maryland

jurisdictional assets to AE Supply as of July 1,  2000.   Potomac

expects to transfer its other jurisdictional assets to AE  Supply as  of  July  1,  2000 as well, but the transfer date  for  those assets  may  be  delayed subject to any additional authorizations

which  may  be  required  from West Virginia  or  Virginia.   The

Applicants  will  supplement Appendix G to this  application,  as necessary, to reflect these developments.

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     IV.  The proposed transactions satisfy the requirements
             of Section 203 of the Federal Power Act

          The  proposed  transactions  are  consistent  with  the

public  interest standard of Section 203 of the FPA because  they will  have no measurable adverse affect on competition, rates  or

regulation.   To the contrary, the transaction will  promote  the

Commission's competition and comparability objectives through the

corporate   separation   of   Potomac's   generation   from   its

transmission and distribution functions.

A.   Legal Standard

          Section 203 of the FPA provides in pertinent part that:

          No   public  utility  shall  sell,  lease,  or
          otherwise   dispose  of  the  whole   of   its
          facilities subject to the jurisdiction of  the
          Commission, or any part thereof of a value  in
          excess of $50,000, or by any means whatsoever,
          directly  or  indirectly, merge or consolidate
          such facilities or any part thereof with those
          of any other person . . . without first having
          secured an order of the Commission authorizing
          it  to  do  so.  .  . . After  notice  and  an
          opportunity  for  hearing, if  the  Commission
          finds    that    the   proposed   disposition,
          consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.

16 U.S.C.  824b(a) (1994).

          The   Commission   is  required  to  approve   proposed

transactions  under  Section  203  when  it  finds  them  to   be

compatible  with  the  public interest.  Pacific  Power  &  Light

Company  v.  FPC,  111  F.2d  1014,  1016-17  (9th  Cir.   1940).

Applicants, however, need not demonstrate that transactions  will positively benefit the public interest to satisfy the Section 203 standard.  Northeast Utilities Service Company v. FERC, 993  F.2d

937, 950 (1st Cir. 1993).

          The Commission has taken the position that dispositions

of  jurisdictional facilities that involve generating assets must satisfy the Section 203 public interest standard as set forth  in

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the  Commission's  Merger Guidelines.<F2> E.g., Cambridge
Electric

Light   Company,  85  FERC   61,217  (1998);  New  England  Power

Company,  82  FERC  61,179 (1998).  In applying this policy,  the

Commission  has stated that it seeks to determine  the  impact  a

proposed  transaction  will  have  on  competition,  rates,   and

regulation.  Cambridge, 85 FERC at p. 61,893.

B.   The Proposed Transaction Is Consistent With the Public
Interest.

     1. The proposed transaction promotes important State and Federal objectives.

          The  proposed  transaction complies with the  terms  of

Potomac's  settlement agreements with the  MD  PSC  and  WVA  PSC

implementing   retail  competition  and  service  unbundling   in

Maryland and West Virginia.  The Maryland settlement provides  in pertinent part:

          After full customer choice is available as  of
          July  1, 2000, [Potomac] shall either transfer
          its  generation assets to an affiliate (GENCO)
          at   book  value  or  shall  transfer,  lease,
          assign,  mortgage or otherwise dispose  of  or
          encumber  its  generating assets  to  a  third
          party   consistent   with  the   Restructuring
          Legislation.  [Potomac's] generation shall  be
          deregulated only after full customer choice is
          available  as  of  July  1,  2000,   and   the
          generation assets are either transferred to an affiliate or are transferred, sold, leased, assigned, mortgaged or otherwise disposed of or encumbered to a third party.

Settlement Agreement at 20-21.

          Similarly, the WVA retail restructuring plan adopted by

the WVA  PSC provides:

          Effective  with  the  starting  date  for  any
          incumbent  generation  electric  utility,  the
          Commission   shall   cease   to    have    any
          jurisdiction or authority over the  generating
          assets  of such incumbent generation  electric
          utility,    and   such   incumbent    electric
          generating utility shall thereafter have  full
          right  and  authority,  without  seeking   any
          further Commission approval, to sell, transfer or assign all or any portion of its generating assets, including to an affiliate of the incumbent electric utility at book value. . .
          . APS (Potomac Edison) shall have the right to transfer its West Virginia generation assets to an affiliate, at book value, on or after July 1, 2000, incident to the deregulation of generation in Maryland.

_______________
<F2> Inquiry Concerning the Commission's Merger Policy Under  the
     Federal Power Act:  Policy Statement, Order No. 592, 61 Fed.
     Reg. 68,595 (1996).

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

Commission  Order  Adopting A Plan to  Restructure  the  Electric

Generation Supply Market in West Virginia, at Attachment A, p.  5

(Jan.  28, 2000) ("WVA Plan").  The WVA PSC's order adopting  the retail  restructuring  plan was recently confirmed  by  the  West

Virginia  legislature on March 11, 2000, although it  made  final implementation contingent upon the later passage of necessary tax

legislation  and  final authorization by the  legislature.   West

Virginia  House  Concurrent Resolution No. 27  (Mar.  11,  2000).

Copies  of  the Maryland and West Virginia settlement  agreements are included at Appendix G, as well as a certified copy of the MD

PSC  order,  and the WVA PSC order and West Virginia  legislation adopting the WVA PSC's order.

          The proposed transaction also furthers the Commission's

objectives  in Order 888.<F3> The Commission decided in  Order 888 not  to  require  full  corporate unbundling  of  generation  and wholesale  merchant  functions from transmission  functions,  but instead ordered public utilities to implement only functional unbundling of these activities to ensure that they would  provide open  access transmission service on a non-discriminatory  basis.

The Commission, however, encouraged utilities "to explore whether corporate  unbundling or other restructuring  mechanisms  may  be

appropriate  in  particular  circumstances."   Order  888  at  p.

31,655.

          The  proposed  transaction  substantially  reduces  the

amount   of   generation  directly  controlled  by   Potomac,   a

transmission   provider,  and  thereby   achieves   a   corporate

separation of assets that goes beyond the requirements  of  Order

888.   The  structural  separation of  Potomac's  generation  and wholesale  merchant  activities from  its  transmission  function provides  added assurance that Potomac will provide  transmission service on a comparable, non-discriminatory basis.

_______________
<F3> Promoting  Wholesale Competition Through  Open  Access  Non-
     Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Stats. & Regs. (Regulations Preambles) 31,036 (1996).

                              8

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     2.   The proposed transaction will have no adverse affect on
competition.

          The   Commission  has  already  determined   that   the

Allegheny  Power  companies collectively lack  generation  market

power,  Allegheny  Power  Service Corporation,  82  FERC   61,245

(1998),  and  that AE Supply would not acquire generation  market power  as  a  result  of the transfer of West  Penn's  generating assets  to AE Supply.  Allegheny Energy Supply Company,  88  FERC

61,303  (1999).  Similarly, the proposed intra-corporate transfer of  generating assets, power supply agreements, and securities in

AGC from Potomac to its affiliate, AE Supply, will not result  in a change in generation market concentration levels.  See Delmarva

Power  &  Light Company, 91 FERC  61,046, mimeo at  7  (Apr.  13,

2000)  ("The proposed transaction is a transfer of jurisdictional facilities within a family of corporations and will not result in a  net  loss of competitors from the generation market."); Public

Service  Electric  and Gas Company, 88 FERC   61,299,  at  61,916

(1999)  (finding  no  increase to market concentration  resulting

from  an  intra-corporate transfer of generating assets).   Thus,

the proposed transaction will not adversely affect competition.

     3.   The proposed transaction will not adversely affect
          Potomac's wholesale rates.

          Potomac's wholesale requirements customers in  Maryland

(the  Towns  of  Thurmont  and  Williamsport  and  the  City   of

Hagerstown)  are served under power service agreements  that  fix the  price for service through June 30, 2003 and are not  subject to  change through application to the Commission pursuant to  the provisions  of Sections 205 or 206 of the FPA, absent the  mutual agreement  of the parties to the service agreements.<F4> Potomac's wholesale  requirements customers in Virginia and West  Virginia,

the  Town  of  Front  Royal, Virginia and Old  Dominion  Electric

_______________
<F4> The  agreements with the Town of Thurmont and  the  City  of
     Hagerstown are on file with the Commission in Docket No. ER98-3766-000, and the agreement with the Town of Williamsport is on file in Docket No. ER98-4148-000. These agreements were amended in Docket No. ER98-2048. Potomac is not proposing to transfer these wholesale agreements to AE Supply.

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Cooperative ("ODEC"), are also served under fixed rate contracts.

Front  Royal's  contract  is similar to  those  of  the  Maryland wholesale requirements customers and also expires June 30,  2003,

and  ODEC's  contract expires by its terms on January 1, 2002.<F5>

Once  these  contracts  expire, Potomac's wholesale  requirements customers  are  free to purchase power in the competitive  market and  import their purchases under the Allegheny Power Open Access

Transmission Tariff on file with the Commission.

          Similarly,  effective  July 1, 2000  all  of  Potomac's

retail  customers  in  Maryland are free  to  choose  alternative

electric  suppliers  in  the competitive market.   Moreover,  the

rates  for  Potomac's Maryland retail customers  taking  standard offer  service (i.e., those who do not purchase electricity  from an  alternative generation supplier) are capped through  December

31,  2008,  for residential customers, and through  December  31,

2004 for non-residential customers.  Settlement Agreement at  13.

Rates for retail customers in West Virginia are also frozen.   In

that  State  the  freeze is for the first four  years  of  retail access,  with  rates permitted to escalate in pre-set  increments until  the  eleventh year, at which time rates  will  be  set  by market  prices.  WVA Plan at 10.  Thus, the proposed  transaction

will   not   adversely   affect  rates  to  Potomac's   wholesale

requirements or retail customers in Maryland or West Virginia.

          Finally, although the Applicants do not anticipate that

captive  retail  customers in Virginia will  have  the  right  to choose their power supplier in the competitive market until 2002,

and  Virginia  does not presently have a rate  freeze  in  place,

Potomac's retail ratepayers in Virginia cannot be impacted by the proposed transfer.  The AE operating companies are parties  to  a cost-based  system power supply agreement ("PSA")  which  permits them  to  rely  on system resources to serve bundled  retail  and

_______________
<F5> Front  Royal's  contract is on file with the  Commission  in
     Docket Nos. ER98-3766 and was amended in Docket No. ER98-2048. The ODEC contract is on file with the Commission in Docket No. ER97-2701. Potomac is not proposing to transfer these agreements to AE Supply.

                           10

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wholesale   loads.   To  prepare  for  retail  competition,   the

operating  companies filed an amendment to  the  PSA,  which  was accepted by the Commission in Docket No. ER99-397-000, and  which removes unregulated load (i.e., customers who are free to  choose power  suppliers) from the PSA effective on the dates when  those customers  obtain competitive choice.  Conversely, customers  who do  not  have retail choice continue to be served under the  PSA.

Thus,  until they have choice, Potomac's Virginia customers  will be  served via a cost-based PSA at rates that cannot vary without the prior authorization of this Commission.

          Further, even if this Commission did not review the PSA

rates,  Potomac  cannot manipulate PSA rates  flowed  through  to retail  ratepayers.  As demonstrated in the Affidavit of John  R.

Howells attached as Exhibit D to the contemporaneous filing of AE

Supply, Potomac and West Penn Power Company to amend their inter-

company  ancillary services agreement, there are  no  longer  any retail base rate proceedings affecting Potomac's retail customers which  would  give  Potomac an opportunity to increase  the  base rates  paid by those customers.  A copy of Mr. Howells' affidavit is  included for the convenience of the Commission at Appendix  G to  this  Application.  Accordingly, the Commission  should  find that  Potomac's  Virginia  customers  are  not  affected  by  the proposed dispositions.

     4. The proposed transaction will have no adverse affects on regulation.

          Potomac  and  AE  Supply will remain  subject  to  rate

regulation  by this Commission.  Both Potomac's and  AE  Supply's retail  services will be subject to the jurisdiction  of  the  MD

PSC,  the WVA PSC, and the Virginia State Corporation Commission,

as  applicable.   Therefore, the proposed  transaction  will  not

adversely affect regulation.

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  V.  Requirement Under Part 33 of the Commission's Regulations

          In  accordance  with Section 33.2 of  the  Commission's

regulations  (18  C.F.R.  33.2 (1998)), the  Applicants  show  as follows:

A.   Section 33.2(a)

     The exact names and addresses of the principal business

     offices.

          The Potomac Edison Company
          10435 Downsville Pike
          Hagerstown, MD 21740

          Allegheny Energy Supply Company, L.L.C.
          RR 12, Box 1000
          Roseytown Road
          Greensburg, PA 15601

B.   Section 33.2(b)

     Name and address of the persons authorized to receive notices and communication in respect to application.

          David C. Benson
          Allegheny Energy Supply Company, L.L.C.
          RR 12, Box 1000
          Roseytown Road
          Greensburg, PA 15601

          Patricia J. Clark             Raymond B. Wuslich
          Deborah J. Henry              Sunshine Hernandez
          Allegheny Power               Winston & Strawn
          800 Cabin Hill Drive          1400 L Street, N.W.
          Greensburg, PA  15601         Washington, D.C.  20005
          (724) 838-6894               (202) 371-5700

C.   Section 33.2(c)

     Designation of the territories served by counties and

States.

          Potomac  was  incorporated in Maryland in 1923  and  in

Virginia  in  1974.   Potomac operates in portions  of  Maryland,

Virginia  and  West  Virginia  in the  service  areas  listed  on

Schedule 2.   Potomac serves about 398,600 customers in a service

area  of  about  7,300  square miles with a population  of  about

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782,000.  There are four municipal electric distribution  systems in  its service area, all of which currently purchase their  full requirements  from Potomac, and six rural electric  cooperatives,

one of which purchases power from Potomac.

          As  of  July  1, 2000 all of Potomac's Maryland  retail

customers  will have the right to purchase power from competitive

suppliers.   Maryland Competition Act,  7-508(c)(2)  (1999).   As

of January 1, 2001, Potomac's West Virginia retail customers will also have the right to choose their power suppliers.  WVA Plan at

4.   Potomac will continue to provide transmission, distribution,

and  other  services  to retail customers in  its  service  area,

subject  to the jurisdiction of this Commission, the MD PSC,  and the WVA PSC.

          AE  Supply  has  no franchised service territory.   The

Commission has authorized AE Supply to sell power at market-based

rates.   See  Allegheny Energy Supply Company,  88  FERC   61,303

(1999).   Similarly, PE Transferring Agent and PE Genco will  not

have franchised service territories.

D.   Section 33.2(d)

     A  general statement briefly describing the facilities owned
     or   operated  for  transmission  of  electric   energy   in
     interstate commerce or the sale of electric energy at wholesale in interstate commerce.

          Potomac.    Potomac   owns  and  operates   generation,

transmission,  and  distribution facilities  to  serve  customers located  in  Maryland, West Virginia and Virginia.  Potomac  also owns  a portion of the securities of AGC (28 percent), which owns

the   Bath   County  generating  station  located  in   Virginia.

Potomac's  interests  in  generating  facilities  are  listed  in

Schedule  1  hereto.  Potomac also has various tariffs  and  rate schedules on file with the Commission, and is a party to numerous wholesale power sales agreements.

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          Potomac also owns and operates approximately 2,400 pole

miles  of  transmission  lines  in Maryland,  Virginia  and  West

Virginia.  This includes 202 miles of 500-kV, 126 miles  of  230-

kV,  802 miles of 138-kV and 115-kV, 26 miles of 69-kV, and 1,244 miles  of 44-kV or less.  Potomac Edison owns and operates 17,924 miles  of  distribution  lines  in Maryland,  West  Virginia  and

Virginia.

          AE  Supply.   AE  Supply owns and  operates  generation

facilities to serve customers in competitive retail and wholesale

markets.   See Allegheny Energy Supply Company, 89  FERC   62,063

(1999).   AE Supply also has market-based rate schedules on  file

with  the Commission.  Allegheny Energy Supply Company,  88  FERC

61,303 (1999).

          AGC.   AGC  is a Virginia corporation that  is  jointly

owned  by  AE  Supply (45 percent), Mon Power (27  percent),  and

Potomac  (28  percent).   AGC has 1,000 shares  of  common  stock

outstanding, and Potomac owns 280 of those shares.

          AGC's only asset is a 40 percent undivided interest  in

the  2100  MW Bath County, Virginia, pumped storage hydroelectric station and its connecting 85-mile 500 kV transmission line.  The remaining  60  percent interest in the station  and  transmission line  is  owned by Virginia Electric and Power Company ("VEPCO").

The Bath County facility was placed into commercial operation  in

December 1985.  AGC sells its 840 MW share of the facility to its three  parent owners in proportion to their respective  interests

in  AGC.   AE  Supply's 45 percent interest in  AGC  entitles  AE

Supply to 378 MW of output from Bath County.  Potomac Edison's 28 percent  interest in AGC entitles Potomac Edison to 235.2  MW  of output from Bath County.  AGC sells the remainder of its share of

Bath County to Mon Power.

E.   Section 33.2(e)

     Whether the application is for disposition of facilities by sale, lease, or otherwise, a merger or consolidation of facilities, or for purchase or acquisition of securities of a public utility, also a description of the consideration, if any, and the method of arriving at the amount thereof.

          The  application  is  for Commission  approval  of  the

transfer  by  Potomac to, and acquisition by, AE  Supply  of  the following:  (1) step-up transformers associated with the  Potomac generating  facilities  identified  on  Schedule  1  hereto;  (2)

Potomac's  interests  in  wholesale  power  supply  and  purchase agreements, including those Potomac may enter into after the date of  this  Application, but before the proposed disposition  takes place;  (3)  Potomac's share of the securities of  AGC;  and  (4)

Potomac  Edison's pollution control and solid waste bonds  listed

on   Schedule  3  hereto  which  are  associated  with  Potomac's transferred generating facilities.

          The  depreciated  net book value of  Potomac's  step-up

transformers  allocable  to Potomac's  Maryland,  West  Virginia,

Virginia  and  wholesale requirements service as of December  31,

1999  was $3,560,000.  There is no consideration associated  with

Potomac's  assignment  of its rights and  obligations  under  the power  purchase agreements to AE Supply.  The value of  Potomac's share  of the common stock of AGC to be transferred to AE  Supply

is   $43,258,000.   Finally,  AE  Supply  is  assuming  Potomac's

obligations  under  the pollution control and solid  waste  bonds totaling $104,200,000.

F.                  Section 33.2(f)

     A statement of facilities to be disposed of, consolidated, or merged, giving a description of their present use and of their proposed use after disposition, consolidation, or merger. State whether the proposed disposition of facilities or plan for consolidation or merger includes all the operating facilities of the parties to the transaction.

          The  proposed dispositions do not include  all  of  the

operating facilities of Potomac, but only those described below:

          Step-up Transformers.  Potomac proposes to transfer the

step-up transformers associated with the generating facilities it

is  transferring  to  AE  Supply listed  on  Schedule  1.   These

facilities  are necessary to step up the output of the generating facilities to transmission level voltage and transmit this  power to the grid.  AE Supply will continue to use the transformers for this purpose following the disposition.

          Power   Purchase  Agreements.   Potomac   proposes   to

transfer its rights under various power purchase agreements to AE

Supply  included  in  Exhibit H.  These  agreements  include  the following:

          The  APS Power Agreement dated August 4, 1981 among Mon

Power,  Potomac, West Penn and AGC provides for purchases by  Mon

Power,  Potomac, and West Penn of capacity and energy from  AGC's ownership  share  of  the  Bath County  Pumped  Storage  Project.

Purchases of AGC's entitlements are permitted up to the "Capacity

Responsibility  Ratio"  of  each  company  (as  defined  in   the

Agreement)  which is the ratio of the three highest  hours  of  a company's  retail demand during a calendar year  to  the  highest hourly demands for all three companies.  Rates for such purchases have been accepted for filing by the Commission.

          Potomac  is  also  a  party to an  Inter-Company  Power

Agreement  ("OVEC Agreement") dated July 10, 1953 among  numerous utilities.<F6> The  OVEC  Agreement  provides  for  participating companies  (including Potomac) to provide supplemental  power  to enable  OVEC to meet its requirements to the United States Atomic

Energy Commission ("AEC") under a separate agreement.  In return,

the  participating companies obtain the right to purchase surplus

_______________
<F6> Other parties to the agreement include Mon Power, AE Supply,
     Ohio Valley Electric Corporation, Appalachian Power Company, The Cincinnati Gas & Electric Company, Columbus Southern Power Company, The Dayton Power and Light Company, Indiana Michigan Power Company, Kentucky Utilities Company, Louisville Gas and Electric Company, Ohio Edison Company, Ohio Power Company, Pennsylvania Power Company, Southern Indiana Gas and Electric Company, the Toledo Edison Company.

power from the OVEC project generating stations if and when power is available in excess of the power needed by OVEC to supply AEC.

Rates  for all transactions under the OVEC Agreement are on  file with the Commission.

          AGC  Securities.   Potomac  proposes  to  transfer  280

shares  of AGC common stock to AE Supply, which entitles  Potomac to  235.2  MW  of the output from the Bath County pumped  storage

hydroelectric facility as described in Section 33.2(d) above.   A

copy of the Equity Agreement - Bath County Pumped Storage Project

("AGC  Equity  Agreement"), which reflects  Potomac's  share,  is attached at Exhibit H.  Potomac uses its share of the output from

Bath  County  in  part  to  serve the needs  of  its  retail  and

wholesale   power  supply  customers  and  to  provide  ancillary

services in support of transmission.

          Following the proposed dispositions, AE Supply will use

its  power  entitlements to serve the needs  of  its  retail  and

wholesale   power  supply  customers  and  to  provide  ancillary

services  to  Allegheny Power in support of transmission.   These

services  may  include  sales  for resale  to  Potomac  or  other franchised  or  non-franchised public utility affiliates  and  to unaffiliated power suppliers pursuant to the terms of Commission-

approved rate schedules.  In addition, AE Supply may make retail sales to ultimate consumers consistent with applicable State law.

          New  Power  Purchase Agreements and Futures  Contracts.

Potomac  may  enter  into  additional power  purchase  or  supply agreements,  including futures contracts, prior  to  closing  the

proposed  transactions.   Potomac  proposes  to  transfer   these

agreements to AE Supply as well.

          Pollution  Control  and  Solid Waste  Bonds.   Finally,

Potomac  proposes to transfer its liabilities under approximately

$104,200,000   of  pollution  control  and  solid   waste   bonds

identified  on  Schedule 3 to this application.  These  pollution control  and solid waste bonds are associated with the generating facilities identified on Schedule 1 and are necessary for the operation of these generating facilities. The tax exempt notes

are  issued by Potomac to the affected county governments.   With

the notes, Potomac assumes the obligation to repay funds advanced by the county governments for the purpose of installing pollution control and solid waste disposal equipment for generation.

G.   Section 33.2(g)

     A statement (in the form prescribed by the Commission's Uniform System of Accounts for Public Utilities and Licensees) of the cost of the facilities involved in the sale, lease, or other disposition or merger or consolidation. If original cost is not known, an estimate of original cost based, insofar as possible, upon records or data of the application or its predecessors must be furnished, together with a full explanation of the manner in which such estimate has been made, and a description and statement of the present custody of all existing pertinent data and records.<F7>

          Step-up Transformers.  The original cost of the Potomac

step-up  transformers being disposed of was $11,391,000, and  the depreciated book value of those transformers and lines as of

December 31, 1999 was $3,560,000.

          Power  Purchase  Agreements.  This requirement  is  not

applicable  with  respect to Potomac's assignment  of  rights  to power purchase agreements.

          AGC  Securities.  The value of Potomac's 280 shares  of

AGC securities was $43,258,000 as of December 31, 1999.

          Pollution  Control and Solid Waste  Bonds.   The  total

liability under Potomac's pollution control and solid waste bonds identified on Schedule 3 is $104,200,000.

_______________
<F7> The book value of the listed assets may vary slightly at the
     time   of   actual  disposition;  however,  the   Applicants
     anticipate that any such changes will not be material.

H.   Section 33.2(h)

     A statement as to the effect of the proposed transaction upon any contract for the purchase, sale, or interchange of electric energy.

          The  proposed disposition will have no material  impact

upon  any  contract  for the purchase, sale,  or  interchange  of electric  energy in interstate commerce.  AE Supply  will  assume all  Potomac's obligations under the AGC and OVEC Agreements  and the  AGC  Equity Agreement.  Moreover, Potomac will  continue  to serve  its  wholesale customers under fixed rate  contracts,  and once  the  contracts  expire, these customers  will  be  free  to purchase their supplies in the competitive wholesale power market from  the  cheapest available source.  Thus, Potomac's  wholesale requirements  customers  will not be  affected  by  the  proposed transaction.

          Further,    under   Maryland's   retail   restructuring

legislation and Potomac's settlement agreements with the MD  PSC,

customer  choice  for generation suppliers by  all  of  Potomac's

Maryland  customers begins on July 1, 2000.  Potomac will  retain an  obligation to provide service as a "provider of last  resort"

to  standard offer service to Maryland retail customers who,  for whatever  reason,  do not participate in the  competitive  retail power supply market.  Under the terms of its settlement agreement with the MD PSC, Potomac's residential customers will have annual revenue reductions of $10.4 million totaling $72.8 million during

the period January 1, 2002 through December 31, 2008.   Potomac's

customers  under rate Schedules C, G, CA, CSH and  PH  will  have annual  revenue reductions of $1.5 million totaling $10.5 million during  the  period  January 1, 2002 through December  31,  2008.

Thus,  consumers in Potomac's Maryland service area will  not  be adversely affected by the proposed disposition.

          Similarly,  under  the  WVA Plan, retail  restructuring

will  begin in West Virginia on January 1, 2001 (subject  to  the passage of necessary tax legislation).  Potomac remains obligated to  provide provider of last resort service to its West  Virginia retail  customers for at least the first six years  after  retail
choice  begins.   As in Maryland, Potomac will meet  its  service

obligations  to its West Virginia customers through purchases  in the  competitive market, including from AE Supply.  The WVA  Plan provides for a rate freeze through January 1, 2001, with  limited

rate   increases  thereafter  until  the  eleventh   year   after

competition begins.  Beginning in 2005, and in each of  the  next three  years,  retail  power supply rates  may  increase  by  the greater  of  two percent or the annual percentage change  in  the

Gross  Domestic Product Price Index ("GDP-PI") minus one percent.

In the eighth year (2009), rates may increase by the lesser of 10 percent  or the amount necessary to bring the rate to 90  percent of  the market price for power for each rate schedule, but in  no event  will the adjustment be less than zero.  In the ninth  year

(2010),  the rate will again be escalated at the greater  of  two percent or the annual percentage change in the GDP-PI, minus  one

percent.   The tenth years' adjustment will be performed  in  the

same  manner as the eighth years', and beginning in the  eleventh year  the  power  supply rate will equal  the  market  price  for comparable  power for each rate schedule.  As a result  of  these protections, retail customers in Potomac's West Virginia  service area  will  also  not  be  adversely  affected  by  the  proposed disposition.

          Finally,   as   explained  above,   until   they   have

competitive   choice,  Potomac's  captive  retail  customers   in

Virginia will continue to be served through operation of the cost-

based  inter-company power supply agreement among  the  Allegheny

Energy  operating  companies and on file  with  this  Commission.

Rates  under  the  PSA  are  subject  to  prior  review  by  this

Commission.  Potomac anticipates there will be no more base  rate proceedings in Virginia before competitive choice begins, and the

Virginia Corporation Commission has jurisdiction over the  retail

rates   charged   by   Potomac  in  any  event.    The   proposed

dispositions,  therefore, can have no impact on Potomac's  retail customers in Virginia.

  I. Section 33.2(i)

     A statement as to whether or not any application with respect to the transaction or any part thereof is required to be filed with any other federal or state regulatory body.

          The  Applicants have filed an application for approvals

from  the Securities and Exchange Commission and a copy  of  that filing is attached as Exhibit G hereto.  Also attached as Exhibit

G  is  a copy of Potomac's settlement agreements with the MD  PSC and  WVA  PSC and implementing orders and legislation authorizing the  dispositions  contemplated by  this  filing,  and  certified copies  of  the orders approving the settlements.  The Applicants do  not  believe  they require any further authorizations  (other

than  authorization  from  this  Commission)  to  implement   the

proposed  transaction; however, in the event they determine  that

further   authorizations  are  required   the   Applicants   will

supplement Appendix G with copies of those filings.

J.   Section 33.2(j)

     The facts relied upon by applicants to show that the proposed disposition, merger, or consolidation of facilities or acquisition of securities will be consistent with the public interest.

          The  Applicants  have provided an  explanation  of  why

their  proposed  dispositions  are  consistent  with  the  public interest under Section IV above.

K.   Section 33(k)

     A  brief  statement  of  franchises held,  showing  date  of expiration if not perpetual.

          Potomac.   Potomac is authorized to provide generation,

transmission  and distribution service to portions  of  Maryland,

Virginia,  and West Virginia as shown on Schedule  2.   Potomac's

franchised  service  obligation for  bundled  retail  service  in

Maryland terminates effective July 1, 2000 pursuant to the  terms of  the  settlement agreement with the MD PSC attached at Exhibit

G.   Potomac's  franchised service obligation for bundled  retail service in West Virginia terminates effective in 2001 (subject to
the   passage   of  necessary  tax  legislation  and   additional

authorization by the legislature) pursuant to the  terms  of  the

WVA  Plan adopted by the West Virginia legislature which is  also

attached  at  Exhibit  G.   Potomac  will  continue  to   provide

transmission, distribution, and supplier of last resort  services to  retail  customers in Maryland and West Virginia, as  well  as

functional  wholesale  transmission  service  to  its   wholesale

requirements customers.

          AE  Supply.   AE  Supply  does not  have  a  franchised

service area.

L.                  Section 33.2(l)

     A form of notice suitable for publication in the Federal Register, as well as a copy of the same notice in electronic format (in either ASCII text, Word Perfect 5.1 for DOC or Word Perfect 5.2 for windows format) on a 3 1/2" diskette marked with the name of the applicant and the words "Notice of Filing" which will briefly summarize the facts contained in the application in such way as to acquaint the public with its scope and purpose.

          A  draft notice suitable for publication in the Federal

Register  which  briefly summarizes the  facts  of  the  proposed disposition is attached as Schedule 4.  An electronic version  of the  draft  notice is separately enclosed on a  3  1/2"  computer diskette.

                           CONCLUSION

          For  the  foregoing  reasons, Potomac,  AE  Supply,  PE

Transferring Agent, and PE Genco respectfully request expeditious

Commission approval under Section 203 of the Federal Power Act of the transactions described above.

                                   Respectfully submitted,



                                   Raymond B. Wuslich
                                   Sunshine Hernandez
                                   Winston & Strawn
                                   1400 L Street, N.W.
                                   Washington, D.C.  20005
                                   phone:  (202) 371-5700
                                   fax:    (202) 371-5950
                                   email:  rwuslich@winston.com
                                           shernand@winston.com

                                   Patricia J. Clark
                                   Deborah J. Henry
                                   Allegheny Energy Service
Corporation
                                   800 Cabin Hill Drive
                                   Greensburg, PA  15601
                                   phone:  (724) 838-6217
                                   fax:    (724) 830-5184
                                   e-mail: pclark@alleghenyenergy.com
                                           dhenry1@alleghenyenergy.com

                                   Attorneys for the Applicants



April 26, 2000

Document:  AE Supply 203 app.doc
6-21-00/10:16AM

                                                       Schedule 1









                  The Potomac Edison Company's
                        Generating Assets

           Potomac Edison Company - Generation Assets

                                       Potomac
Power Station                      Ownership Share          Location

Albright Power Station                  25%                   WVA

Fort Martin Power Station No. 1         25%                   WVA

Fort Martin Power Station No. 2         30%                   WVA

Harrison Power Station                  32.76%                WVA

Pleasants Power Station                 30%                   WVA

Hatfield's Ferry Power Station          20%                   PA

R. Paul Smith Power Station             100%                  MD

Millville Hydroelectric Station         100%                  WVA

Dam #4 Hydroelectric Station            100%                  WVA

Dam #5 Hydroelectric Station            100%                  WVA


                                                       Schedule 2









                  The Potomac Edison Company's
                    Franchised Service Areas

                                                       Schedule 3









                  The Potomac Edison Company's
             Pollution Control and Solid Waste Bonds

                                                       Schedule 4









                 Form of Federal Register Notice